Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Advisor Funds on Form N-1A (“Registration Statement”) of our report dated December 19, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of DWS Short Duration Fund (formerly Scudder Short Duration Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 17, 2006